UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2010

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[Missing Graphic Reference]

Insight Management Corporation
(Exact name of registrant as specified in its charter)
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Florida	333-148697	20-8715508
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

408 West 57th Street, Suite 8E, New York, NY 10019
(Address of principal executive offices)

(866) 787-3588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.     Entry Into a Definitive Material Agreement

On November 11, 2010, Insight Management Corporation, completed the acquisition of Plant Acadia Growing, Inc., (Plant Acadia Growing), and all of its title, interests and membership of its wholly owned subsidiary Simpson Brothers Greenhouses, LLC.

Plant Acadia, is a privately held corporation and the parent and sole member of Simpson Brothers Greenhouses, LLC (“SBG”).  SBG represents the sole operating activity of Plant Acadia.  SBG is a retail greenhouse and wholesaler of farm supplies.  It has been in operation since 2004 and is located in Ovid, MI.

SBG owns two (2) acres of greenhouse and building area as well as six (6) acres of agricultural property.  The period ending September 30, 2010, SBG’s gross profits are $292,645, and has net income before income taxes of  $56,077.  SBG’s average gross monthly sales, before cost of goods sold, is $65,000.   SBG’s tangible assets, which include, plant, property and equipment are $620,100.

The Purchase Price of the acquisition of Plant Acadia is $4,750,000 due and payable six (6) months from the date of the completion of the acquisition.  ISIM has provided Plant Acadia a Convertible Promissory Note, the terms of which are described below in detail.

Item 2.01.                      Completion of Acquisition or Disposition of Assets

On November 11, 2010, the acquisition of Plant Acadia Growing, Inc. (Plant Acadia Growing),was completed by the Board of Directors of the Company. Plant Acadia. which  is the sole member of Simpson Brothers Greenhouse, LLC, a retail greenhouse and wholesaler of farm supplies, is a wholly owned subsidiary of The Good One Inc. which sold all of its interest in Plant Acadia for $4,750,000 pursuant to the terms of a Convertible Promissory Note (attached hereto as EX-10), and described more fully below.

a. The transaction was completed and the Stock Purchase Agreement (attached hereto as an exhibit), was executed by the parties on November 11, 2010.

b. Plant Acadia is the sole member of Simpson Brothers Greenhouse, LLC.  SBG is the sole asset of Plant Acadia.  The assets of SBG include two (2) acres of greenhouse and building space and an additional six (6) acres of farmland.  As of the nine (9) month period ending September 30, 2010, the total assets of SBG are $757,633 against total liabilities of $404,375.  Owner equity is $353,258.  Plant Acadia is a wholly owned subsidiary of The Good One, Inc.

c. The Good One, Inc. is a shareholder of ISIM and therefore a related party other than in respect to this transaction. It currently owns 23,892,730 common shares of the Company’s stock. This represents 3.9% of the 614,503,394 common shares outstanding as of the date of the transaction.  Plant Acadia Growing, Inc. acquired Simpson Brothers Greenhouse, LLC on September 24, 2010.

d. ISIM agreed to a purchase price of $4,750,000 to be paid within six (6) months of the date of the acquisition.  ISIM has provided Plant Acadia Growing, Inc. a Convertible Promissory Note (attached hereto as an exhibit) with the following terms:
1. Due date of May 11, 2011
2. Principal in the amount of $4,750,000
3. Interest to be compounded upon maturity of 5%
4.  To be automatically converted at term as follows:
i. to common shares of the corporation at a conversion price equal to 30% of the average closing price of the three (3) days previous to the conversion date;
ii. such conversion shall be subject to a limitation of  shares converted so as The Good One Inc’s ownership will not exceed nine tenths (9.9%) of the then current outstanding shares of Common Stock at any one time.

e. No material relationship exists between the registrant or any of its affiliates.

f. The registrant is a development stage company.

Item 9.01 Financial Statements and Exhibits
Plant Acadia Growing, Inc.
Consolidated Balance Sheet
Period ending September 30, 2010
For the period ending
September 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$5,500
Accounts receivables	42,033
Crop inventory	65,000
Pre-paid expenses	25,000
Total Current assets	137,533
Intermediate assets
Machinery and equipment	16,600
Vehicles	28,000
Total intermediate assets	44,600
Long term assets

Buildings and improvements	36,500
Real estate - land	539,000
Total long term assets	575,500
Total assets	$757,633

LIABILITIES
Current Liabilities	5,350
Accounts payable	149,696
Operating loans - GFCS	35,088
Current portion term debt	3,365
Accrued interest	192,499
Total current liabilities
Intermediate liabilities
Intermediate term debt	211,876
Total Intermediate liabilities	211,876
Total Liabilities	404,375

Owners' Equity
Total Equity	353,258

Total Liabilities and owners' equity	$757,633

Insight Mangement Corporation
Consolidated Balance Sheet
For the Period ending September 30, 2010 and
Pro Forma for the same period
Unaudited
	September 30, 2010	September 30, 2010
	Nine months ended	Pro forma Consolidation
	Unaudited	Unaudited

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$228	$5,728
Investments - Real estate land		539.000
Accounts payable		42.033
Inventory		65.000
Prepaid expenses		25.000
Other current assets	1,773	1.773
Total Current Assets	2,001	$678.494

Intermediate assets
Machinery and equipment		16,600
Building and improvements		36,500
Vehicles		28,000
Total Intermediate Assets		81,100

		$84,694
TOTAL ASSETS	2,001

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

Accounts payable	531,214	536,564
Accounts payable - related party	5,000	5,000
Short term notes payable	61,296	209,992
Short term notes payable - related party	47,000	47,000
Convertible notes payable net of unamortized discount	194,444	406,320
Convertible notes payalbe - related party	20,100	20,100
Current portion term debt		35,088
Accrued interest		3,365
Total current liabilities	859,054	1,260,064

STOCKHOLDERS' DEFICIT:
Common stock, $0.00014 par value; 1,000,000,000 shares
authorized, 598,443,380 and 516,953,806 shares issued and
outstanding respectively	83,783	83,783
Additional paid - in - capital	6,037,404	6,037,404
Accumulated deficit	(1,184,056)	(1,127,979)
Deficit accumulated during re-entry to devlopment stage	(5,793,926)	(6,253,272)

Total stockholders' deficit	(857,053)	(1,260,064)
Total liabilities and stockholders' deficit	2,001	840,694

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2010	INSIGHT MANAGEMENT CORPORATION.

	By	/s/ Kevin Jasper
Kevin Jasper
Interim Chief Executive Officer
(Principal Executive Officer)